Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Year Ended October 31, 2014

WATERTOWN, CT -- (Marketwired - January 27, 2015) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal year that ended October 31, 2014. These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Total sales for fiscal 2014 increased 6% to $75.2 million compared to $71.0 million in fiscal 2013. The increase was attributable to sales from acquired businesses which totaled $7.1 million.

Gross profit decreased for the year ended October 31, 2014 to $35.9 million from $36.7 million for the year earlier. Gross profit as a percentage of sales was 48% in 2014 compared to 52% in 2013.

Operating income for the fiscal year ending October 31, 2014 was $1.7 million compared to $2.8 million for the same period last year. Net income in fiscal 2014 was $155,000 compared to $571,000 for fiscal year 2013. On a per share basis, net income was $.01 per fully diluted share in fiscal 2014, compared to $.03 per fully diluted share in fiscal 2013.

"We gained momentum in the market through the integration of key acquisitions and accelerated improvement of our customer experience. As a result, sales increased over $4 million during one of the most transformative years in our 100-year history," stated Peter Baker, CEO, Crystal Rock Holdings, Inc. "An aggressive sales strategy and online ordering efficiency as well as full implementation of office products distribution that expanded our product assortment grew sales volume, while limiting operating cost increase to less than 1%. We will continue to compete on what matters most to customers and differentiate through our quality and service levels. Our focus in the new year is to increase profit margin from our growing sales while continuing to control operating costs."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter™", Crystal Rock continues to set high standards in the home and office delivery through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                                      Fiscal Year Ended:
                                                 ---------------------------
                                                  October 31,   October 31,
                                                      2014          2013
                                                 ------------- -------------
(000's $)

Sales                                            $      75,155 $      70,981

Income from operations                           $       1,698 $       2,790

Net Income                                       $         155 $         571

Basic net earnings per share                     $        0.01 $        0.03
Diluted net earnings per share                   $        0.01 $        0.03

Basic Wgt. Avg. Shares Out. (000's)                     21,360        21,372
Diluted Wgt Avg. Shares Out. (000's)                    21,360        21,372

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2014, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15